SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549
                   __________________________________


                                FORM 8-K

                             CURRENT REPORT
                   PURSUANT TO SECTION 13 OR 15 (d) OF
                   THE SECURITIES EXCHANGE ACT OF 1934


     Date of Report (Date of earliest event reported): July 18, 2001

                               __________


                    CROSS MEDIA MARKETING CORPORATION
         (Exact name of registrant as specified in its charter)



           Delaware                       0-25435                13-4042921
 (State or other jurisdiction of   (Commission file number)   (I.R.S. employer
  incorporation or organization)                             identification no.)




       461 Fifth Avenue, 19th Floor
           New York, New York                                        10017
  (Address of principal executive offices)                         (Zip code)



       Registrant's telephone number, including area code: (212) 457-1200


Item 5.  Other Events

            On July 18, 2001, we entered into agreements (the "Agreements") with the holder (the "Holder") all of the 50,625 outstanding shares of our Series A Convertible Preferred Stock (the "Series A Shares"). The Agreements provide that the following will occur, simultaneously with and conditioned upon the consummation of, our proposed acquisition of LifeMinders, Inc. (the "Acquisition"):

            1. We will redeem 25,312.5 Series A Shares for a cash payment of $2,531,250, or $100 per share, provided that the Holder may elect to convert these shares into shares of our common stock at a conversion price of $1.48 per share prior to the closing of the Acquisition, in which event the Holder would receive 1,710,304 shares of common stock; and the Holder will convert the remaining 25,312.2 Series A Shares at a conversion price of $1.48 per share, or 1,710,304 shares of common stock.

            2. In consideration of the Holder's agreement to convert at least half of the Series A Shares, we will make a payment to the Holder in the amount of $968,750. The Holder may elect to receive this payment (a) wholly in cash,
(b) in cash and common stock (based on a $1.48 price per share), or (c) wholly in common stock.

            3. All accrued and unpaid dividends on the Series A Shares (both the shares converted and those redeemed) will be paid through the issuance of additional shares of common stock, based upon the $1.48 conversion price.

            4. The warrants to purchase 375,000 shares of common stock held by the Holder will be amended to replace the existing anti-dilution provisions with standard broad-based weighted average anti-dilution provisions. We will issue to the Holder additional 5-year warrants to purchase 250,000 shares of common stock with an exercise price equal to the price attributed to our common stock for purposes of determining the conversion ratio in the Acquisition ($1.9845). These warrants will have the same anti-dilution provisions as the amended warrants referred to above.

            Our Agreements with the Holder of the Series A Shares also provide that, if the agreement to acquire LifeMinders is terminated or the Acquisition does not occur within eleven months of July 18, 2001, the Holder must elect to do one of the following:

            1. Exchange the Series A Shares for a new series of convertible preferred stock with a conversion price fixed at $1.48 per share, subject to anti-dilution adjustments based on the broad-based weighted average anti-dilution formula described above. We would be required to redeem these shares at their stated value ($100 per share) plus accrued and unpaid dividends on June 9, 2004, but would have no right to redeem the shares at any time prior to June 9, 2004. The new series would contain substantially the same provisions with respect to dividends, voting rights, protective provisions, liquidation preference and seniority as the existing Series A Shares. If the Holder elects this alternative, the Holder's existing warrants to purchase 375,000 shares of common stock will be amended as described in paragraph 4 above, although we will not be obligated to issue additional warrants to the Holder.

            2. Exchange the Series A Shares for a new series of convertible preferred stock with the same terms and provisions as the existing Series A Shares, except that, during the period beginning on the date of the exchange through the earlier of the six month anniversary of the date of the exchange and June 9, 2002, the minimum conversion price for the shares in the new series will be $1.50, and we will not be permitted to redeem the shares in the new series.

            Our Agreements with the Holder also provide that during the period from July 18, 2001 through the earlier of the closing of the Acquisition and the exchange of Series A Shares for a new series of preferred stock described above (but in any event no later than July 18, 2002), the minimum conversion price for the Series A Shares will be $1.50 (unless an anti-dilution adjustment reduces the conversion price to less than $1.50, in which event the $1.50 minimum would no longer apply), and we will not be permitted to redeem the Series A Shares.

Item 7.  Financial Statements and Exhibits

Exhibits.

      10.1 Letter Agreement, dated July 18, 2001, between Cross Media Marketing Corporation and The Shaar Fund Ltd.

      10.2 Agreement, dated July 18, 2001, between Cross Media Marketing Corporation and The Shaar Fund Ltd.

                                    SIGNATURE

            Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Cross Media Marketing Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                    CROSS MEDIA MARKETING CORPORATION



Date:  July 24, 2001                  By: /s/ Ronald Altbach
                                         ------------------------------------
                                         Ronald Altbach
                                         Chairman and Chief Executive Officer